                                                                    EXHIBIT 10.9




                            TRANSPORTATION AGREEMENT

                                      AMONG

                          RIO GRANDE PIPELINE COMPANY,

                       AMOCO RIO GRANDE PIPELINE COMPANY,

                            JUAREZ PIPELINE COMPANY,

                             NAVAJO SOUTHERN, INC.,

                          MID-AMERICA PIPELINE COMPANY

                                       AND

                             P.M.I. TRADING LIMITED

                             DATED NOVEMBER 21, 1995

                                TABLE OF CONTENTS

                                                          Page No.
                                                          --------
ARTICLE 1 DEFINITIONS ........................................   2

ARTICLE 2 DEVELOPMENT AND CONSTRUCTION .......................   7

     (a) The U.S. Pipeline ...................................   7

     (b) The Mexican Pipeline ................................   7

     (c) Subcontractors ......................................  10

     (d) Compliance with Mexican Laws ........................  12

     (e) Obligations of PMI ..................................  12

     (f) Completion of Improvements to the Mendez Terminal ...  15

     (g) Transfer of Risk ....................................  15

     (h) Project Team; Reporting .............................  16

     (i) Modifications .......................................  17

     (j) Warranty ............................................  17

     (k) Indemnity ...........................................  19

     (l) Taxes, Duties, Levies and Charges ...................  21

ARTICLE 3 SHIPMENTS BY PMI ...................................  22

     (a) Cumulative Volume; Yearly Committed Volume ..........  22

     (b) Additional Volume ...................................  22

ARTICLE 4 COMMON CARRIER; TARIFF .............................  23

     (a) Common Carrier ......................................  23

     (b) Tariff ..............................................  23

     (c) Tariff Modifications ................................  23

     (d) Unaffiliated Shipper ................................  26

ARTICLE 5 TRANSPORTATION CHARGES .............................  26

     (a) Volume Incentive Rate ...............................  26

     (b) Reduction of the Volume Incentive Rate ..............  27

     (c) Deficiency Payments .................................  28

     (d) Adjustments .........................................  29

ARTICLE 6 MEXICAN PIPELINE ...................................  30

ARTICLE 7 MEASUREMENT; REPORTS ...............................  32

ARTICLE 8 LIABILITY OF CERTAIN AFFILIATES ....................  33

ARTICLE 9 TIME OF COMPLETION .................................  33


ARTICLE 10 FORCE MAJEURE .....................................  35

     (a) Events of Force Majeure .............................  35

     (b) Effects .............................................  35

ARTICLE 11 PIPELINE INTERCONNECT AGREEMENT ...................  36

ARTICLE 12 ARBITRATION; GOVERNING LAW ........................  36

     (a) Settlement by Arbitration ...........................  36

     (b) Finality of Award ...................................  37

     (c) Governing Law .......................................  37

ARTICLE 13 ENTIRE AGREEMENT ..................................  37

ARTICLE 14 NO WAIVER; CUMULATIVE REMEDIES;
           LIMITATION OF LIABILITY ...........................  38

     (a) No Waiver; Cumulative Remedies ......................  38

     (b) Limitation of Liability .............................  38

ARTICLE 15 AMENDMENTS AND WAIVERS ............................  39

ARTICLE 16 ASSIGNMENT ........................................  39

ARTICLE 17 SEVERABILITY OF PROVISIONS ........................  40

ARTICLE 18 NOTICES ...........................................  40

ARTICLE 19 HEADINGS ..........................................  41

ARTICLE 20 REFERENCES ........................................  41

EXHIBITS

                                    EXHIBITS

EXHIBIT A           Scope of the U.S. Pipeline Project

EXHIBIT B           Scope of the Mexican Pipeline Project and the Improvements
                    to the Mendez Terminal and Specifications for the Mexican
                    Pipeline Project

EXHIBIT C           Specifications for the Improvements to the Mendez Terminal

EXHIBIT D           Product Specifications

EXHIBIT E           Form of Tariff

EXHIBIT F           Acceptance and Testing Procedures

EXHIBIT G           Insurance Requirements

EXHIBIT H           Goods and Materials to be Imported by PMI

EXHIBIT I           Goods and Materials to be Made Available on Site by PMI

EXHIBIT J           Adjustment Table

EXHIBIT K           Form of Unaffiliated Shipper Letter

                            TRANSPORTATION AGREEMENT

         TRANSPORTATION AGREEMENT, dated as of November 21, 1995, by and among RIO GRANDE PIPELINE COMPANY, a Texas general partnership ("RGPC"), represented herein by Juarez Pipeline Company, a general partner, which is represented by its President, R. T. Cronk, whose authority is evidenced by a duly executed certificate signed by its Assistant Secretary, AMOCO RIO GRANDE PIPELINE COMPANY, a Delaware corporation ("ARGPC"), represented herein by its President,
S. K. Setliff, whose authority is evidenced by a certificate duly executed by its Secretary, JUAREZ PIPELINE COMPANY, a Delaware corporation ("JPC"), represented herein by its President, R. T. Cronk, whose authority is evidenced by a certificate duly executed by its Assistant Secretary, NAVAJO SOUTHERN, INC., a Delaware corporation ("NSI"), represented herein by its President, William J. Gray, whose authority is evidenced by a certificate duly executed by its Assistant Secretary, MID-AMERICA PIPELINE COMPANY, a Delaware corporation, in its individual capacity ("MAPL") and represented herein by its President, R.
T. Cronk, whose authority is evidenced by a certificate duly executed by its Assistant Secretary, and P.M.I. TRADING LIMITED, an Irish corporation ("PMI"), represented herein by its Director General, Eduardo Martinez del Rio, whose authority is evidenced by a resolution of its Board of Directors duly notarized in Mexico City, Mexico.

                                   WITNESSETH

         WHEREAS, PMI intends to enter into agreements with third parties pursuant to which PMI will purchase certain quantities of LPG for export to the Mendez Terminal;

         WHEREAS, PMI has agreed to transport or cause to be transported certain minimum quantities of such LPG through the U.S. Pipeline which shall be operated by RGPC and shall connect with the Mexican Pipeline;

         WHEREAS, MAPL has agreed with RGPC to provide the transportation services contemplated to be provided by RGPC by this Agreement and shall publish the Tariff jointly with RGPC; and

         WHEREAS, RGPC also has agreed to construct and to deliver to Pemex, without any charge to PMI or any PMI Designated Affiliate, the Mexican Pipeline and the Improvements to the Mendez Terminal, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:



                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings indicated below which shall be equally applicable to the singular and plural forms thereof:

                 (a) "AFFILIATE" shall mean, with respect to any Person, any other Person or a group of Persons which directly or indirectly Controls, or is under common Control with, or is Controlled by such Person;

                 (b) "AGREEMENT" shall mean this Transportation Agreement, including all

                     Exhibits hereto, as the same may be amended from time to time;

                 (c) "BPD" shall mean barrels per Day;

                 (d) "CONTROL" (including the correlative terms "controlled by", "controlling", and "under common control with") shall mean, with respect to any Person, possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

                 (e) "CUMULATIVE VOLUME" shall mean 45.625 million barrels;

                 (f) "DAY" shall mean a calendar day;

                 (g) "DELIVERY PERIOD" shall mean the period commencing with the earlier of (i) the date on which Start-Up of Operations shall occur or (ii) the date which is 630 Days after the date of this Agreement, and ending on the tenth anniversary date of the commencement;

                 (h) "DELIVERY YEAR" shall mean each consecutive 365-Day period commencing with the start of the Delivery Period and occurring within the Delivery Period or such shorter consecutive Day period ending on the Day the Cumulative Volume shall have been shipped;

                 (i) "EL PASO LINE" shall mean the new, approximately fifteen
(15) mile, eight (8) inch diameter petroleum products pipeline running from a point of connection with the NSI line to the point on the U.S./Mexico border, as generally described in Exhibit A, to be constructed by RGPC pursuant to Article 2 of this Agreement;

                 (j) "FERC" shall mean the United States Federal Energy
Regulatory

Commission;

                 (k) "GOVERNMENTAL BODY" shall mean any national, state, municipal, or other local government, any subdivision, agency, court, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder;

                 (1) "ICA" shall mean the United States Interstate Commerce Act, 49 U.S.C. Section 1, et seq.;

                 (m) "IMPROVEMENTS TO THE MENDEZ TERMINAL" shall mean the completion of the Mendez Terminal to accept deliveries of LPG in accordance with the scope set forth in Exhibit B and the specifications set forth in Exhibit C, as such Exhibits may be modified in accordance with this Agreement, including, without limiting the generality of the foregoing, the construction of the pipeline connection and associated measurement equipment, six (6) truck loading spots, two (2) truck unloading spots, buildings necessary for operation of the Mexican Pipeline and the Mendez Terminal, and safety and odorization systems;

                 (n) "JOINT VENTURE PARTICIPANTS" shall mean ARGPC, JPC and NSI in their respective individual capacities;

                 (o) "JOINT VENTURE PARTICIPANT PARENT" shall mean, with respect to ARGPC, Amoco Pipeline Company, a Maine corporation; with respect to JPC, Mid-America Pipeline Company, a Delaware corporation; and with respect to NSI, Navajo Refining Company, a Delaware corporation;

                 (p) "LPG" shall mean propane or a blend of propane and butane meeting the specifications set forth in Exhibit D having a composition in the range of 70%/30% propane to butane to 100% propane;

                 (q) "MAPL LINE" shall mean the existing eight (8) inch diameter petroleum products pipeline running from Hobbs to Odessa, Texas, as generally described in Exhibit A, and currently owned and operated by MAPL;

                 (r) "MENDEZ TERMINAL" shall mean the Pemex LPG terminal located in Mendez, State of Chihuahua, Mexico;

                 (s) "MEXICAN PIPELINE" shall mean the new, approximately 14.5 mile, eight (8) inch diameter petroleum products pipeline, which shall be constructed by RGPC in accordance with Article 2 of this Agreement, running from a point of connection with the El Paso line on the U.S./Mexico border to the Mendez Terminal, as generally described and meeting the specifications in Exhibit B, as such Exhibit may be modified in accordance with this Agreement;

                 (t) "MEXICO" shall mean the United Mexican States;

                 (u) "MONTH" shall mean a calendar month;

                 (v) "NSI LINE" shall mean the existing, approximately 220 miles of eight (8) inch diameter pipeline running from the point of interconnection with the MAPL line near Odessa to Milepost 192 near El Paso, Texas, as generally described in Exhibit A, that is currently owned by Navajo Pipeline Company and used for refined products, and that is to be converted to LPG use by RGPC pursuant to Article 2 of this Agreement;

                 (w) "PEMEX" shall mean Pemex Gas y Petroquimica Basica, a decentralized public agency of the Government of Mexico;

                 (x) "PERSON" shall mean any individual, corporation, trust, partnership, association, joint venture, other business entity, or Governmental Body;

                 (y) "PIPELINE INTERCONNECT AGREEMENT" shall mean the Pipeline Interconnect Agreement, to be entered into between RGPC and a PMI Designated Affiliate pursuant to Article 11 of this Agreement;

                 (z) "PMI DESIGNATED AFFILIATE" shall mean an Affiliate of PMI (including, without limitation, Pemex) which PMI shall notify RGPC as a transferee or assignee of any of PMI's rights or obligations under this Agreement;

                 (aa) "START-UP OF OPERATIONS" shall mean the commencement of continuous operations of the Mexican Pipeline and the Mendez Terminal to receive LPG from the interconnection point with the U.S. Pipeline upon the issuance of the acceptance certificates in accordance with Articles 2(e)(vi) and 2(e)(vii);

                 (ab) "TARIFF" shall mean the tariff, substantially in the form of Exhibit E, to be used by RGPC pursuant to FERC regulations for transportation services on the U.S. Pipeline, as may be revised from time to time in accordance with applicable FERC regulations and the terms of this Agreement;

                 (ac) "UNITED STATES" or "U.S." shall mean the United States of America;

                 (ad) "U.S. PIPELINE" shall mean the eight (8) inch diameter petroleum products pipeline to be developed by RGPC in accordance with Article 2 of this Agreement (including the integration of the MAPL line, the NSI line and the El Paso line) and running from Hobbs to a point of connection on the United States/Mexico border, as generally described in Exhibit A;

                 (ae) "U.S. DOLLARS" or "U.S.$" shall mean dollars of the United States; and

                 (af) "YEARLY COMMITTED VOLUME" shall mean, for each Delivery Year, 4.5625 million barrels shipped in accordance with Article 3(a).



                                    ARTICLE 2

                          DEVELOPMENT AND CONSTRUCTION

         (a) THE U.S. PIPELINE. RGPC, at its sole cost and expense, shall construct, integrate and otherwise develop the U.S. Pipeline in accordance with
(i) generally accepted practices of the industry and trades involved and (ii) the project scope jointly established in Exhibit A. RGPC shall ensure that the U.S. Pipeline complies with the terms and conditions of this Agreement, is complete in every respect and ready for use in the manner indicated or manifestly implied in this Agreement and is generally safe to operate and maintain.

         (b) THE MEXICAN PIPELINE AND THE IMPROVEMENTS TO THE MENDEZ TERMINAL. Except as provided in Article 2(e), RGPC, at its sole cost and expense, shall construct, integrate and otherwise develop the Mexican Pipeline and the Improvements to the Mendez Terminal in accordance with generally accepted practices of the industry and trades involved; the project scope jointly established in Exhibit B; and the respective specifications contained in Exhibits B and C. If and to the extent that the parties shall mutually determine that any modifications to either or both of Exhibit B and Exhibit C is required, the parties shall so modify such Exhibits; provided, however, that any such modification shall be made not later than ninety (90) Days after the date of this Agreement. RGPC shall ensure that the

Mexican Pipeline and the Improvements to the Mendez Terminal in each case complies with the terms and conditions of this Agreement, is complete in every respect and ready for use in the manner indicated or manifestly implied in this Agreement and is generally safe to operate and maintain. Without limiting the generality of the foregoing, the obligations of RGPC in carrying out the construction of the Mexican Pipeline and the Improvements to the Mendez Terminal shall include:

                  (i) developing the basic engineering and detailed engineering for the Mexican Pipeline and the Improvements to the Mendez Terminal based on the respective specifications contained in Exhibits B and C, as such Exhibits may be modified in accordance with this Agreement;

                  (ii) constructing the Mexican Pipeline and integrating it with the El Paso line and the Mendez Terminal;

                  (iii)    constructing the Improvements to the Mendez Terminal;

                  (iv) installing a supervisory control and data acquisition system (SCADA) consistent with that used for the U.S. Pipeline;

                  (v) except to the extent that PMI provides any such materials in accordance with this Agreement, procuring and supplying all materials for the Mexican Pipeline and the Improvements to the Mendez Terminal in conformity with the respective specifications contained in Exhibits B and C, as such Exhibits may be modified in accordance with this Agreement;

                  (vi) providing for all inspections and testing of materials during fabrication or preparation and on site;

                  (vii) providing all civil works in connection with the construction of the Mexican Pipeline and the Improvements to the Mendez Terminal;

                  (viii) providing, or causing to be provided, all management, labor, equipment, materials, tools, consumables and facilities required to perform its obligations hereunder;

                  (ix) conducting and successfully completing the performance testing of the Mexican Pipeline and the Improvements to the Mendez Terminal in accordance with the procedures set forth in Exhibit F hereto;

                  (x) providing PMI or a PMI Designated Affiliate with all documents, manuals, instructions and training necessary to operate, manage, repair and maintain the Mexican Pipeline and the Improvements to the Mendez Terminal at optimum capacity and efficiency, in the most economical way and in accordance with the generally accepted safety standards of the pipeline industry (it being understood that the applicable training methodology, procedures and certifications will be set forth definitively in the Pipeline Interconnect Agreement);

                  (xi) granting or causing to be granted to PMI or a PMI Designated Affiliate any necessary patent rights and licenses for the operation of the Mexican Pipeline and the Improvements to the Mendez Terminal; and

                  (xii) replacing or repairing such parts of the Mexican Pipeline and the Improvements to the Mendez Terminal as shall be found to be defective or unsound prior to acceptance by PMI or a PMI Designated Affiliate.

         It is expressly understood that the obligations of RGPC under this Agreement shall include and provide for all works which are not explicitly set forth or described herein, but which are necessary or appropriate in the judgment of RGPC and PMI, the inclusion of which such works shall be based on mutually agreeable terms on cost and scheduling for the successful construction, testing and start up of the Mexican Pipeline and the Improvements to the Mendez Terminal in accordance with this Agreement.

         (c) SUBCONTRACTORS. In performing any of its obligations hereunder, RGPC may subcontract the whole or any part of the work to be performed by it to reputable subcontractors; provided, however, that RGPC shall (i) remain solely responsible for the quality and the proper and timely execution of the work as if such subcontracting had not taken place and (ii) be fully liable for the acts, defaults, omissions and negligence of any and all subcontractors, their respective agents, employees and workers. RGPC shall require its contractors, affiliate subcontractors and any other party engaged to discharge the obligations of RGPC under this Agreement to:

                  (i) have full regard for the safety of all persons entitled to be upon the sites, keep the sites (so far as the same is under its control) in an orderly state appropriate for the avoidance of danger to such persons, and, in addition thereto with respect to any work to be performed in Mexico, comply with Pemex's Reglamento de Seguridad e Higiene, a copy of which has been furnished to RGPC;

                  (ii) provide and maintain at their own cost all safety equipment, lights, guards, fencing and warning signs, when and where necessary or, with respect to any work to be performed in Mexico, as may be from time to time reasonably required by PMI or a PMI Designated Affiliate, or by any duly constituted authority for the protection of the Mexican Pipeline or the Mendez Terminal or for the safety and convenience of the public or others;

                  (iii) keep the sites reasonably free from all unnecessary obstructions, store or dispose of contractors' equipment and surplus materials, and clear away and remove from the sites any wreckage, rubbish or materials no longer required and occasioned by the performance of RGPC or its subcontractors of the obligations of RGPC under this Agreement;

                  (iv) take all reasonable steps to protect the environment on and off the sites and to avoid causing damage or nuisance or committing waste to persons or to property of the public or others resulting from pollution, noise or other causes arising as consequence of its methods of construction; and

                  (v) maintain in force throughout the period beginning with the commencement of construction and ending upon final acceptance by PMI or a PMI Designated Affiliate of the Mexican Pipeline and the Improvements to the Mendez Terminal, all insurance coverage required to be maintained in accordance with Exhibit G or such other coverage as Pemex may from time to time generally require in connection with its construction projects, which such coverage shall be provided by such insurers as PMI or any PMI Designated Affiliate may consent to in writing, which such consent shall not be unreasonably withheld.

         (d) COMPLIANCE WITH MEXICAN LAWS. RGPC shall perform its obligations hereunder with respect to the Mexican Pipeline and the Improvements to the Mendez Terminal in strict compliance with all local, state and national laws, rules, codes and regulations in force in Mexico at the time of signature of this Agreement and from time to time thereafter enacted and published, including without limitation, labor laws. RGPC shall cause all contractors and subcontractors to acknowledge and observe all such laws, rules, codes and regulations, and shall assure that all required licenses and permits are obtained prior to and maintained until final acceptance of the Mexican Pipeline and the Improvements to the Mendez Terminal by PMI or the PMI Designated Affiliates.

         (e) OBLIGATIONS OF PMI. PMI shall cooperate, directly or through the assistance of PMI Designated Affiliates, with RGPC in the construction of the Mexican Pipeline and the Improvements to the Mendez Terminal by:

                  (i) defining the routing of the Mexican Pipeline and acquiring, or causing to be acquired, as promptly as possible, all easements, rights of way, rights of passage, permits, licenses and other governmental authorizations and approvals necessary for the construction of the Mexican Pipeline and the Improvements to the Mendez Terminal by RGPC;

                  (ii) assisting RGPC generally in complying with Mexican law and, to the extent possible, in resolving disputes that may arise in the construction of the Mexican Pipeline and the Improvements to the Mendez Terminal (it being understood that, notwithstanding the foregoing, RGPC shall be responsible in all respects for complying with all applicable Mexican laws except to the extent that any non-compliance is caused or contributed to by the negligence or willful misconduct of PMI or any PMI Designated Affiliate and such non-compliance could not have been avoided by the exercise by RGPC of reasonable care, in which case each party shall bear liability in proportion to its fault);

                  (iii) providing to RGPC copies of, or access to, existing engineering plans and other documents relating to the construction of the Mendez Terminal that are in the possession of PMI or Pemex;

                  (iv) importing into Mexico and entrusting to RGPC during the period of construction of the Mexican Pipeline and the Improvements to the Mendez Terminal, those goods and materials specified in Exhibit H and such other goods and materials as may, from time to time, be required in connection with the construction of the Mexican Pipeline and the Improvements to the Mendez Terminal and which shall be used by RGPC solely in the discharge of its obligations under this Agreement; it being understood that, if such goods and materials are acquired in the first instance by RGPC, title thereto shall pass to PMI or a PMI Designated Affiliate at or prior to the U.S./Mexico border, at no cost to PMI or such PMI Designated Affiliate, and that RGPC shall bear all risk and liability with respect to such goods and materials up to acceptance of the Mexican Pipeline and the Improvements to the Mendez Terminal, notwithstanding the fact that PMI shall be the importer of record of such goods and materials;

                  (v) making available to RGPC for use in the construction of the Improvements to the Mendez Terminal such goods and materials of the type described in Exhibit I as PMI and RGPC may, from time to time, mutually agree;

                  (vi) issuing and delivering to RGPC the acceptance certificate for those Improvements to the Mendez Terminal specified in Exhibit F ("Mendez Terminal" section) required for expansion of its capacity to accept truck deliveries within a period of two (2) weeks after successful completion of the performance tests for such Improvements set forth in Exhibit F (it being understood that the issuance of such acceptance certificate shall not release RGPC from its obligations under Article 2(j); and

                  (vii) issuing and delivering to RGPC the acceptance certificate for the Mexican Pipeline and the Improvements to the Mendez Terminal specified in Exhibit F, within a period of two (2) weeks after the successful completion of the performance tests for the Mexican Pipeline and the Improvements to the Mendez Terminal set forth therein (it being understood that the issuance of such acceptance certificate shall not release RGPC from its obligations with respect to hidden defects in the Mexican Pipeline and the Improvements to the Mendez Terminal under Article 2(j)).

         (f) COMPLETION OF IMPROVEMENTS TO THE MENDEZ TERMINAL. Subject to the provisions of Article 10, RGPC shall complete construction of the Improvements to the Mendez Terminal in accordance with the specifications in Exhibit C and perform the tests set forth in Exhibit F not later than 270 Days from the date of this Agreement.

         (g) TRANSFER OF RISK. Except as otherwise contemplated by this Agreement, upon issuance of the acceptance certificates referred to in Articles 2(e)(vi) and
(vii), risk of loss, damage and civil property liability with respect to the corresponding facilities, shall pass to PMI or its PMI Designated Affiliate, free of any charge or cost to PMI or such PMI Designated Affiliate which shall have the sole ownership of the Mexican Pipeline or the Improvements to the Mendez Terminal, as the case may be. RGPC shall execute such documents and take such steps as may be reasonably requested by PMI or the PMI Designated Affiliates to disclaim any ownership interest in or any claim against the Mexican Pipeline, the Mendez Terminal or the Improvements to the Mendez Terminal except for any rights that may be granted to RGPC pursuant to Article 6.

         (h) PROJECT TEAM; REPORTING. PMI shall form a project team which will have the right to consult with RGPC's project management and request and receive all information relating to all aspects of the project, as well as to witness tests performed on the Mexican Pipeline and the Improvements to the Mendez Terminal. On or before the fifteenth Day of each Month, RGPC shall provide to the project team a detailed report showing the progress of the work performed during the preceding Month, including the status of permits and approvals, engineering procurement and construction, and indicating any difficulties which may cause delay in the project and the action proposed to be taken by RGPC to deal with such difficulties. On or before the fifteenth Day of each Month, PMI or its PMII Designated Affiliate shall provide a report to RGPC showing the status of all easements, rights of way, rights of passage, permits, licenses and other governmental authorizations and approvals to be acquired by PMI in accordance with Article 2(e)(i). Except with respect to PMI's performance of its obligations under Article 2(e), it is expressly understood that

RGPC shall have sole responsibility for the project management and execution, and that the foregoing rights of PMI and the PMI Designated Affiliates to receive information and consult with RGPC shall not in any way limit the responsibility of RGPC for proper completion of the Mexican Pipeline and the Improvements to the Mendez Terminal.

         (i) MODIFICATIONS. Any modifications to drawings, documents and specifications constituting the basis for the project design of the Mexican Pipeline and the Improvements to the Mendez Terminal and not otherwise contemplated by Article 2(b) shall be jointly approved in a timely manner by RGPC and PMI (or by a PMI Designated Affiliate) and shall only be modified with the approval of PMI's project team. RGPC shall propose any of its standards, new or different approaches to design, and mechanical specifications where such alternatives will reduce costs, improve the schedule and reliability, or otherwise benefit the project. All such proposals should be brought to the attention of PMI's project team as early as possible in order to avoid any delay in RGPC's design progress.

         (j) WARRANTY. (i) RGPC warrants to PMI that all workmanship performed in connection with this Agreement shall be in strict conformity with the respective specifications contained in Exhibits B and C, as the same may be modified in accordance with this Agreement, with respect to the Mexican Pipeline and the Improvements to the Mendez Terminal and otherwise in accordance with accepted industry standards. This warranty shall apply to any nonconformity or defect in workmanship that is discovered within twelve (12) Months after the date of issuance of the acceptance certificates referred to in Articles 2(e)(vi) and 2(e)(vii). PMI shall notify RGPC in writing, by telephone or telex, confirmed in writing, whenever PMI discovers a nonconformity or defect covered by this warranty. RGPC shall promptly propose a method of correcting the nonconformity or defect which meets the requirements of this Agreement. PMI, at its sole discretion, may elect to have RGPC complete any proposed repair or replacement, or, with RGPC's prior approval, which shall not be unreasonably withheld, perform any repair or replacement itself. All costs and expenses incurred in connection with any repair or replacement made pursuant to this warranty shall be for the account of RGPC. PMI may assign its rights under this
Article 2(j) to any of its Affiliates.

                 (ii) With respect to goods or materials used in connection with the construction of the Improvements to the Mendez Terminal or the Mexican Pipeline (other than any goods or materials which may be supplied by PMI or its PMI Designated Affiliate in accordance with this Agreement) RGPC shall secure from the vendors thereof such warranties as are customarily made by such vendors in connection with work similar to that to be performed under this Agreement. RGPC shall use its best efforts to cause such warranties to be assigned to PMI or its PMI Designated Affiliate. If and to the extent that RGPC is unable to assign any such warranty to PMI or its PMI Designated Affiliate, RGPC, for so long as any rights may exist under such warranty, shall hold such warranty in trust for the benefit of PMI or its PMI Designated Affiliate, and, at the request and expense of PMI or its PMI Designated Affiliate, shall enforce the rights granted under such warranty. RGPC shall notify PMI or its PMI Designated Affiliate of the expiration date of any unassigned warranty not later than thirty (30) Days prior to such expiration date and, at the request and expense of PMI or its PMI Designated Affiliate, shall exercise any option or other right to extend such warranty.

             (iii) Neither PMI nor any PMI Designated Affiliate shall have any liability whatsoever to RGPC, any of the Joint Venture Participants or any of RGPC's contractors, subcontractors and their respective agents, employees or workers with respect to any defect in any goods or materials provided to RGPC for use in the construction of the Mexican Pipeline or the Improvements to the Mendez Terminal. IT IS UNDERSTOOD AND AGREED BY RGPC THAT PMI MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY GOODS OR MATERIALS PROVIDED TO RGPC PURSUANT TO THIS AGREEMENT. Notwithstanding the foregoing, PMI or its PMI Designated Affiliate, as the case may be, shall undertake to enforce any warranty given with respect to such goods or materials by the vendors thereof.

             (iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, RGPC MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ITS WORKMANSHIP OR ANY GOODS OR MATERIALS, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Neither RGPC nor any Joint Venture Participant shall have any liability to PMI, its PMI Designated Affiliate or any of their respective agents, employees or workers for any defect or nonconformity in any goods or materials used in connection with the construction of the Improvements to the Mendez Terminal or the Mexican Pipeline which such defect or nonconformity would not be identifiable in the course of using generally accepted industry practices or in applying the specifications set forth in Exhibits B and C.

         (k) INDEMNITY. (i) RGPC, and each of the Joint Venture Participants in its individual capacity, jointly and severally, shall indemnify and hold harmless PMI and each of its Affiliates, and their respective officers, directors, agents and representatives, from and against any and all actions, suits, claims, demands, losses, damages, costs and expenses, including attorney's fees and court costs, and other liabilities of any kind arising out of or in connection with any of the following, except to the extent that the same shall have been caused or contributed to by the negligence or willful misconduct of PMI or any PMI Designated Affiliate in which case each party shall bear liability in proportion to its fault:

         (A) any damage or injury to any person or to any property which may arise out of or in consequence of the performance or nonperformance of RGPC's obligations hereunder by RGPC or any subcontractors engaged by RGPC and their respective agents, workers and personnel;

         (B) any injury suffered by the employees, agents, invitees or licensees of RGPC or any subcontractor;

         (C) any infringement of any patent, trademark or other protected rights used in connection with or for incorporation into the U.S. Pipeline, the Mexican Pipeline or the Improvements to the Mendez Terminal; and

         (D) any violation by RGPC, its contractors or subcontractors of any statute, law, rule, regulation or order of any duly constituted authority that may be applicable to the U.S. Pipeline, the Mexican Pipeline or the Improvements to the Mendez Terminal or the performance of the obligations of RGPC hereunder, including, without limitation, any statute, law, rule, regulation or order applicable to the environment or the generation, handling, storage, transportation, release or disposal of any substance which is the subject of regulation by a Governmental Body.

         PMI may assign its rights under this Article 2(k) to any PMI Designated Affiliate.

         (ii) PMI or its PMI Designated Affiliate shall indemnify and hold harmless RGPC, its contractors, subcontractors and their respective officers, directors, agents and representatives from and against any and all actions, suits, claims, demands, losses, damages and expenses, including attorney's fees and court costs, and other liabilities of any kind as a result of and to the extent that any such action, suit, claim, demand, loss, expense or liability arises out of environmental conditions at the Mendez Terminal existing as of the date of this Agreement.

         (l) TAXES, DUTIES, LEVIES AND CHARGES. RGPC shall bear and pay all taxes, duties, levies, fees, tariffs, and charges of any nature, now existing or which may hereafter come into effect, imposed by any Governmental Body on RGPC, its subcontractors or their respective agents, employees and workers in connection with the entering into or performance of this Agreement, including without limitation, the following:

                  (i) taxes and levies on wages and salaries of, and other payments to personnel and all applicable social insurance contributions and labor charges; and

                  (ii) customs and import duties and value added taxes (Impuesto al Valor Agregado) which may become due upon the importation into Mexico of materials and equipment for construction of the Mexican Pipeline (except such duties and taxes imposed upon those goods and materials provided or made available by PMI in accordance with this Agreement which shall be borne by PMI).

                                    ARTICLE 3

                                SHIPMENTS BY PMI

         (a) CUMULATIVE VOLUME; YEARLY COMMITTED VOLUME. During the Delivery Period, PMI agrees to ship or cause to be shipped through the U.S. Pipeline the Cumulative Volume. For each Delivery Year, shipments constituting the Yearly Committed Volume shall average not less than 12,500 BPD on a ratable basis and shall be within the capabilities of the system capacity of 24,000 BPD (or such larger capacity as the U.S. Pipeline may have at a later date) until the Cumulative Volume is shipped. All shipments are to be made in accordance with the Tariff as applicable on the date of shipment. Notwithstanding the foregoing, it is agreed and understood that any volumes delivered in accordance with
Article 9(b) shall constitute volumes shipped by or on behalf of PMI in satisfaction of its obligations to ship the Cumulative Volume and Yearly Committed Volumes.

         (b) ADDITIONAL VOLUME. During the Delivery Period, PMI shall take commercially reasonable steps to increase its shipments through the U.S. Pipeline up to 16,000 BPD if it (x) has demand from Mexican buyers for imports of LPG from the U.S. to the State of Chihuahua and (y) is able to acquire LPG for delivery through the U.S. Pipeline to the Mendez Terminal at a delivered price no less favorable than would be available through alternative methods of delivery to the Mendez Terminal.



                                    ARTICLE 4

                             COMMON CARRIER; TARIFF

         (a) COMMON CARRIER. RGPC represents that the U.S. Pipeline will be subject to the provisions of the ICA and, as such, will be operated as a "common carrier" thereunder. Subject to the provisions of the ICA, RGPC shall operate, or cause to be operated, the U.S. Pipeline so as to allow PMI, and any shipper consigning products to or for the benefit of PMI, to fulfill PMI's obligations under this Agreement.

         (b) TARIFF. Prior to commencement of operations on the U.S. Pipeline, but in time sufficient to commence operation of the U.S. Pipeline upon completion thereof and the Mexican Pipeline, MAPL and RGPC shall file or cause to be filed a tariff for transportation services on the U.S. Pipeline substantially in the form of the Tariff set forth in Exhibit E. In accordance with FERC regulations, RGPC shall simultaneously notify all shippers and subscribers of record, including PMI, under the Tariff applicable to the U.S. Pipeline of any change to the rules, regulations, and conditions of any Tariff prior to the filing thereof.

         (c) TARIFF MODIFICATIONS. (i) Except as specifically set forth below in
Article 4(c)(ii), neither MAPL nor RGPC shall, at any time during the Delivery Period, increase the volume incentive rate of U.S.$1.68 per barrel for an annual volume commitment of 12,500 BPD on a ratable basis. In addition to the foregoing, neither MAPL nor RGPC shall, except with the prior written consent of PMI, voluntarily modify any of the terms of the Tariff in a manner which would adversely affect the rights of PMI or its designated shipper under this Agreement. Without limiting the generality of the foregoing, neither MAPL nor RGPC shall modify any of the following terms of the Tariff except with the prior written consent of PMI.

                  (A) Shippers shall be required to have title to product while in transit;

                  (B) Each shipper shall hold a minimum inventory volume in the U.S. Pipeline equal to such shipper's aggregate volume of receipts for the immediately preceding seven (7) Days;

                  (C) Subject to scheduling, product received by RGPC for a shipper's account shall be available for delivery seven (7) Days after the Day of receipt;

                  (D) Shippers shall be invoiced upon delivery to the interconnection point on the U.S./Mexico border with payment due in U.S. currency net fourteen (14) Days after the date of invoice;

                  (E) MAPL shall provide to each shipper twenty-one (21) Days of free storage of product at its Hobbs, Texas facility for a quantity of product based upon the greater of such shipper's daily average throughput for the past twelve (12) Months to the interconnection point at the U.S./Mexico border, or such shipper's annual volume commitment expressed as a daily average;

                  (F) Shippers shall have the right to lease storage on the MAPL system; and

                  (G) Product movements shall be subject to carrier scheduling and minimum batch size requirements which would be determined in accordance with operational and scheduling requirements of the U.S. Pipeline.

It is agreed and understood that PMI shall not have the right to consent to any modification to the Tariff to the extent that such modification is part of a system-wide modification being implemented by MAPL.

         (ii) Notwithstanding the provisions of Article 4(c)(i), RGPC may adjust the volume incentive rate contained in the Tariff beginning on the second anniversary of Start-Up of Operations in accordance with an annual inflation adjustment to reflect increases in the Producer Price Index for Finished Goods (as found in Table 1 of the Product Prices and Price Indexes published by the U.S. Department of Labor, Bureau of Labor Statistics) for each successive twelve
(12) Month period commencing on the first anniversary date of Start-Up of Operations. The amount of any such inflation adjustment for any such twelve (12) Month period shall be equal to (x) the difference between the then applicable volume incentive rate and U.S.$0.42 multiplied by (y) the percentage increase in said Producer Price Index for such twelve (12) Month period. Such inflation adjustment shall be added to the then applicable volume incentive rate to determine the adjusted volume incentive rate. PMI agrees that it shall not, at any time during the Delivery Period, file or join in any protest before the FERC regarding the application of the inflation adjustment mechanism provided for in this Article 4(c)(ii).

         (iii) Except as expressly set forth in Article 4(c)(ii), nothing in this Agreement shall constitute any waiver by PMI of its right to file or join in any protest before the FERC regarding any modification to the Tariff in respect of which PMI shall not have consented and PMI hereby expressly reserves such right.

         (d) UNAFFILIATED SHIPPER. At the request of RGPC, PMI shall sign and deliver to RGPC a letter, substantially in form of Exhibit K, stating its intention to utilize the services of the U.S. Pipeline.

                                    ARTICLE 5

                             TRANSPORTATION CHARGES

         (a) VOLUME INCENTIVE RATE. MAPL and RGPC, jointly, shall establish and publish the Tariff for transportation services on the U.S. Pipeline in accordance with accepted FERC methodology. Notwithstanding the foregoing, the transportation charges during the Delivery Period applicable to PMI or any other shipper making an annual volume delivery commitment of 12,500 BPD on a ratable basis through the U.S. Pipeline shall be initially U.S.$1.68 per barrel and, after the filing of the initial Tariff, at the rate contained in the Tariff approved by FERC (subject at all times to the limitations set forth in Article 4(c)) and a credit of U.S.$0.084 per barrel shall be provided for each barrel shipped by a shipper in any calendar quarter in which the average daily volume of the U.S. Pipeline for total, aggregate volumes of all shippers to destinations at or beyond Milepost 192 on the NSI line equals or exceeds 20,000 BPD. All such credits shall be automatically applied against subsequent transportation charges incurred by such shippers and such credits shall remain in effect for a period of twelve (12) Months following the end of the calendar quarter in which the same shall have been earned.

         (b) REDUCTION OF THE VOLUME INCENTIVE RATE. During the Delivery Period, the transportation charges (including the volume incentive rate) included in the Tariff shall be reduced by U.S.$0.42 per barrel for LPG delivered, either through the U.S. Pipeline to the U.S./Mexico interconnection point or otherwise in accordance with Article 9(b), at such time as the aggregate volume of such products (x) delivered through the U.S. Pipeline to the U.S./Mexico border interconnection point or otherwise in accordance with Article 9(b) or (y) for which a deficiency payment has been made in accordance with the terms of the Tariff, equals or exceeds 36.125 million barrels. Notwithstanding the foregoing, such aggregate volume shall be adjusted in accordance with Article 5(d) to reflect:
                (i) any increase or decrease in the capital cost for construction as determined by reference to Exhibit J of the Mexican Pipeline and the Improvements to the Mendez Terminal if the final cost is not U.S. $7.5 million; it being understood and agreed that, for purposes of making any such adjustment, "final cost" shall mean the total price for the construction of the Mexican Pipeline and the Improvements to the Mendez Terminal as set forth in the awards to the contractors constructing the same;

                 (ii) any changes required by the Internal Revenue Service in the 10-year straight-line cost recovery methodology used by RGPC for the agreed investment in the Mexican Pipeline and the Improvements to the Mendez Terminal and reflected in Exhibit J;

                 (iii) the amount, if any, of value added tax that may be imposed on RGPC by Mexico as a result of the relinquishment of control by RGPC of the Improvements to the Mendez Terminal and the Mexican Pipeline upon completion of the construction of the same for PMI; provided, however, that PMI or its PMI Designated Affiliate shall, at its option, have the right to pay the full amount of any such tax upon its assessment by Mexico in which event no adjustment to Exhibit J as contemplated by this clause (iii) shall be made; and

                 (iv) any increase in insurance costs incurred by RGPC as a result of any changes required by Pemex in the insurance coverage required to be maintained in accordance with Article 2(c)(v).

Each of the Joint Venture Participants will provide PMI annually with a certificate, executed by an authorized officer, specifying the method by which the cost of the Mexican Pipeline and the Improvements to the Mendez Terminal are recovered in its U.S. federal income tax return.

         (c) DEFICIENCY PAYMENTS. Subject to the provisions of Article 10 and the last sentence of this Article 5(c), if PMI or its designated shipper shall fail to ship the Yearly

Committed Volume in any Delivery Year, PMI shall pay, or cause to be paid, to RGPC, in accordance with the terms and conditions of the Tariff, a deficiency payment equal to the difference between (x) the Yearly Committed Volume for such Delivery Year and (y) the actual volume shipped during such Delivery Year multiplied by the applicable volume incentive rate. Any deficiency payments made in respect of any Delivery Year shall be deemed to be, and shall be applied on a current basis as, prepaid transportation charges at the applicable tariff rates for any volumes shipped in excess of PMI's Yearly Committed Volume for the subsequent Delivery Year. Notwithstanding the foregoing, no deficiency payment shall be payable with respect to any unshipped volumes if and to the extent that the actual volume shipped during any Delivery Year is less than the Yearly Committed Volume as a result of any allocation of capacity made in accordance with the Tariff.

         (d) ADJUSTMENTS. Any adjustment required by this Agreement (including
Article 9) to the aggregate volume referred to in Article 5(b) shall be made, in the case of a dollar adjustment, by adding to or subtracting from, as the case may be, U.S.$7.5 million, the amount of such dollar adjustment, with the adjusted aggregate volume being that volume corresponding to the result of the foregoing calculation as set forth in Exhibit J; and, in the case of a barrel adjustment, by adding to or subtracting from, as the case may be, 36.125 million, the amount of such barrel adjustment, with the adjusted aggregate volume being the result of the foregoing calculation.

                                    ARTICLE 6

                                MEXICAN PIPELINE

         To the extent that Mexican law permits the ownership by private parties of an interest in the Mexican Pipeline or the Mendez Terminal and PMI or its PMI Designated Affiliate, during the period commencing with the date of this Agreement and ending on the later of (a) eleventh anniversary date thereof or
(b) the termination of the Delivery Period, receives from an unaffiliated third party (whether through public solicitation of bids or otherwise) an offer to purchase a controlling interest in either or both of the Mexican Pipeline and the Mendez Terminal which such offer PMI or such PMI Designated Affiliate desires to accept, PMI or such PMI Designated Affiliate, promptly after the close of the period for receipt of offers in the case of offers received through public solicitation of bids, or, in the case of an unsolicited offer, promptly upon receipt of such unsolicited offer, shall notify RGPC in writing of the terms of the offer PMI or such PMI Designated Affiliate desires to accept. If and to the extent that RGPC (or, in the event that Mexican law limits foreign ownership of an offeror, an Affiliate of RGPC or any Joint Venture Participant which meets such foreign ownership requirements) meets the minimum criteria, if any, that PMI or a PMI Designated Affiliate shall have established for offerors, RGPC shall have the right to match the terms and conditions of such offer. Such right shall be exercisable by written notice to PMI or its PMI Designated Affiliate given (a), in the case of a public solicitation of bids, not later than five (5) Days prior to the date by which PMI or its PMI Designated Affiliate is required to award the winning bid in accordance with the terms of the solicitation, or (b), in the case of an unsolicited offer, fifteen (15) Days after receipt from PMI or its PMI Designated Affiliate of notice of such offer or, in the event that such unsolicited offer shall remain open for a period of less than fifteen (15) Days, at such time within the period for which such offer remains open as shall permit PMI or its PMI Designated Affiliate a reasonable opportunity to review the offer by RGPC prior to the expiration of the period for which such unsolicited offer remains open. If RGPC shall elect to exercise the right described in the preceding sentence, PMI or its Designated Affiliate shall sell, and RGPC shall purchase, the interest in the assets which are the subject of the offer in accordance with terms and conditions thereof. Notwithstanding anything that may be contained herein to the contrary, the right herein granted to RGPC shall be at all times subject to all requirements of all applicable laws of Mexico, including, without limitation, the Ley de Adquisiciones y Obras Publicas, the Ley de Bienes Nacionales and Article 134 of the Political Constitution of Mexico, and any applicable approvals required by any Governmental Body of Mexico. Nothing herein shall, or shall be deemed or construed to, (a) require PMI or its PMI Designated Affiliate to solicit or consider any offer from any unaffiliated third party to purchase either or both of the Mendez Terminal and the Mexican Pipeline; (b) limit the ability of PMI or its PMI Designated Affiliate to establish such minimum criteria for offerors or offers to purchase, or both, as PMI or its PMI Designated Affiliate, in the exercise of its sole discretion, may deem advisable or as may be required by law; or (c) impair in any way the right of PMI or its PMI Designated Affiliate to reject any and all offers received therefor for any reason whatsoever. The provisions of this Article 6 shall not apply to (i) any transfer by PMI or its PMI Designated Affiliate of any interest in either or both of the Mendez Terminal and the Mexican Pipeline to any one or more of its Affiliates; (ii) any transfer which occurs in connection with any transaction entered into by PMI or its PMI Designated Affiliate or any Affiliate which is in the nature of a financing; nor (iii) any offer to purchase an interest in assets of PMI or its PMI Designated Affiliate of which such assets either or both of the Mexican Pipeline and the Mendez Terminal do not constitute substantially all of the assets which are the subject of such offer.

                                    ARTICLE 7

                              MEASUREMENT; REPORTS

         For purposes of determining the transportation charges applicable to any delivery, measurement of the volume of all LPG transported through the U.S. Pipeline to the Mendez Terminal shall take place at the custody transfer meter located on the U.S. side at the U.S./Mexico border in accordance with the methodology set forth in the Pipeline Interconnect Agreement and, absent manifest error, such measurement shall be conclusive. Within five (5) working Days after the end of each Month during the Delivery Period, RGPC shall provide a report to PMI setting forth (a) the volumes of all LPG transported during such Month and (b) the aggregate volume of all LPG transported or for which a deficiency payment has been made through the end of such Month. Notwithstanding the foregoing, RGPC shall not be obligated to provide any information regarding any shipper from which a consent to the release of such information has not been received. RGPC shall immediately notify PMI when the aggregate volume reaches
36.125 million barrels or such lesser or greater volume determined in accordance with Article 5(b) of this Agreement.

                                    ARTICLE 8

                         LIABILITY OF CERTAIN AFFILIATES

         (a) It is understood that Pemex, except to the extent that Pemex is the PMI Designated Affiliate, shall have no obligation or liability to RGPC, MAPL or any of the Joint Venture Participants under this Agreement and that nothing in this Agreement shall create any obligation of Pemex to third parties resulting from performance by RGPC, its contractors or subcontractors or MAPL of their respective obligations under this Agreement.

         (b) If at any time during the term of this Agreement, PMI shall determine, in the exercise of its good faith judgment, that the financial condition of any Joint Venture Participant is insufficient to satisfy its obligations under this Agreement, PMI may request from such Joint Venture Participant, and such Joint Venture Participant shall provide, a duly executed guarantee of the obligations of such Joint Venture Participant from its Joint Venture Participant Parent.

                                    ARTICLE 9

                               TIME OF COMPLETION

         (a) If Start-Up of Operations shall occur prior to the date which is 450 Days from the date of this Agreement, then for each thirty (30) consecutive Day period, or part thereof, during which the U.S. Pipeline and the Mexican Pipeline are operational and occurring prior to the 450th Day after the date of this Agreement, the aggregate volume that must be shipped prior to any reduction of the volume incentive rate contemplated by Article 5(b), shall be adjusted in accordance with Article 5(d) by an amount equal to the greater of (x) 10,000 BPD or (y) the actual volume, which, in each case, is delivered between the

Start-Up of Operations and the 450th Day after the date of this Agreement.

         (b) Notwithstanding the provisions of Article 10, if Start-Up of Operations of the U.S. Pipeline and the Mexican Pipeline shall not have occurred by the date which is 630 Days after the date of this Agreement, RGPC, for so long as Start-Up of Operations shall not have occurred, shall deliver or cause to be delivered, to the Mendez Terminal by such alternate means of transportation as it deems appropriate all volumes (up to a maximum of 12,500
BPD) of LPG that would otherwise have been delivered through the U.S. Pipeline to the U.S./Mexico border at the same transportation costs for such LPG that PMI would have incurred had Start-Up of Operations occurred. If PMI shall request deliveries of LPG in excess of 12,500 BPD, the parties shall negotiate in good faith to arrive at a mutually agreeable transportation cost therefor. All other terms and conditions of this Agreement shall apply to the volumes delivered pursuant to this paragraph, including, without limitation, Article 5(c).

         (c) The provisions of Article 9(b) shall be the sole and exclusive remedy of PMI in the event that Start-Up of Operations shall not have occurred by the date set forth therein.

         (d) It is agreed and understood that the 450 Day and 630 Day periods referred to above shall be extended by an amount of time equal to the duration of any delays in Start-Up of Operations caused or contributed to by PMI or its PMI Designated Affiliate in the performance of the obligations of PMI under this Agreement.

                                   ARTICLE 10

                                  FORCE MAJEURE

         (a) EVENTS OF FORCE MAJEURE. Except as expressly set forth otherwise in this Agreement, neither party hereto shall have any liability for any delay or nonperformance hereunder when caused in whole or in part by force majeure. Force majeure shall include, without limitation, acts of God or the public enemy; floods or fire; hostilities; war (declared or undeclared); blockade; quarantine restrictions or epidemics; compliance with any order, decree, law or regulation issued by a Governmental Body in Mexico or the United States which prohibits the transactions contemplated hereby; delays in the permitting, acquisition of rights of way, rights of passage or other authorizations necessary for construction and operation of the U.S. Pipeline, the Mexican Pipeline or the Improvements to the Mendez Terminal; any other cause beyond the reasonable control of the affected party whether or not reasonably foreseeable; or labor trouble, strike, lockout or injunction (whether or not such labor event is within the reasonable control of such party). Notwithstanding the foregoing, no party shall be relieved of its obligation to diligently pursue the issuance of all permits or authorizations or the acquisition of all rights of way and rights of passage required for the performance by such party of its obligations of this Agreement. Any party claiming force majeure shall promptly notify the other of the occurrence of the event of force majeure relied upon, and shall estimate the length of time that the force majeure condition is expected to continue. Such party shall also promptly notify the other of the cessation of force majeure conditions.

         (b) EFFECTS. If, as a result of the effects of one or more events of force majeure,

LPG is not being transported through the U.S. Pipeline and the Mexican Pipeline, then, for all purposes of this Agreement including, without limitation, the calculation of deficiency payments under Article 5(c) in any Delivery Year, PMI's Yearly Committed Volume shall be adjusted on a pro rata basis for such Delivery Year without altering the applicable volume incentive rate. It is further agreed and understood that if the Cumulative Volume shall not have been reached at the end of the Delivery Period as a result of the effects of one or more events of force majeure, then the Delivery Period shall be extended until such time as the Cumulative Volume shall be shipped.

                                   ARTICLE 11

                         PIPELINE INTERCONNECT AGREEMENT

         Promptly after the execution and delivery of this Agreement but in no event less than one hundred twenty (120) Days prior to the start-up of operations of the U.S. Pipeline and the Mexican Pipeline, RGPC, MAPL and a PMI Designated Affiliate shall enter into the Pipeline Interconnect Agreement pursuant to which the parties shall establish those operating procedures intended to ensure efficient operation of the U.S. and Mexican Pipelines.

                                   ARTICLE 12

                           ARBITRATION; GOVERNING LAW

         (a) SETTLEMENT BY ARBITRATION. All disputes arising under or relating to this Agreement shall be settled finally by arbitration in New York, New York, conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC") in effect at such time. The number of arbitrators shall be three (3). Each of (i) RGPC (including, for purposes hereof, all Joint Venture Participants who may be parties to any arbitration) and MAPL, and (ii) PMI (including, for purposes hereof, all PMI Designated Affiliates who may be parties to any arbitration) shall have the right to name a single arbitrator and the ICC shall name a third, who shall act as chairman. If either (i) RGPC, the Joint Venture Participants, and MAPL or (ii) PMI and the PMI Designated Affiliates cannot agree on a single arbitrator, such arbitrator shall be named by the ICC. Any arbitration shall be conducted in the English language.

         (b) FINALITY OF AWARD. The arbitrators award shall be final, non-appealable and binding on the parties. Judgment may be entered upon the award in any court of competent jurisdiction.

         (c) GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of New York, without giving effect to its principles of conflicts of laws.

                                   ARTICLE 13

                                ENTIRE AGREEMENT

         This Agreement and the Exhibits hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements between the parties. No prior contract or course of dealing between the parties, and no statement of any agent, employee or representative of any party or any of their respective Affiliates made prior to the execution of this Agreement shall be admissible in construing the terms of this agreement.


                                   ARTICLE 14

            NO WAIVER; CUMULATIVE REMEDIES; LIMITATION OF LIABILITY

         (a) NO WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of any party exercising any right, power or remedy hereunder and no course of dealing between RGPC and PMI or any of their respective Affiliates shall operate as a waiver of any such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. Without prejudice to Article 12 and subject to Article 9 hereof, all rights, powers or remedies provided hereunder are (whether or not expressly stated elsewhere in this Agreement with respect to any particular remedy) cumulative and not exclusive of any other rights, powers or remedies provided by law or otherwise. Except as required by this Agreement, no notice or demand by one party in any case shall entitle any other party to any other or future notice or demand in similar or other circumstances or constitute a waiver of the right of the first party to take other or further action in any such circumstances without notice or demand.

         (b) LIMITATION OF LIABILITY. No party shall be liable for prospective profits or special, punitive, indirect or consequential losses or damages of any kind arising out of or in any way connected with the performance of or failure to perform this Agreement, including, but not limited to, losses or damages resulting from a shutdown of plants or inability to perform sales or any other contracts arising out of or in connection with the performance or nonperformance of this Agreement. Notwithstanding anything in this Article 14(b) that may be to the contrary, in the event of a breach by PMI of its obligations under Article 3(b), nothing herein shall preclude RGPC from seeking, as part of its actual damages, the transportation charges that would have been applicable to any additional volumes that would have been shipped but for the breach of Article 3(b) by PMI.

                                   ARTICLE 15

                             AMENDMENTS AND WAIVERS

         Any amendment of this Agreement must be made upon the express written agreement of the parties, and any waiver of any provision of this Agreement by any party must be upon the express written agreement of the party against which enforcement of such waiver is sought.

                                   ARTICLE 16

                                   ASSIGNMENT

         Except in the case of a transfer or assignment by PMI to one or more PMI Designated Affiliates of any of PMIs rights or obligations under this Agreement, no party may transfer or assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the parties. No assignment by PMI as contemplated herein shall relieve PMI of any of its liability under this Agreement except as may be mutually agreed. Any purported assignment not in accordance with this Article shall be void and of no force and effect.

                                   ARTICLE 17

                           SEVERABILITY OF PROVISIONS

         The invalidity, illegality or unenforceability of any one or more of the provisions of this Agreement shall in no way affect or impair the validity and enforceability of the remaining provisions hereof.

                                   ARTICLE 18

                                    NOTICES

         Except as otherwise provided, all notices and other communications hereunder to a party shall be in writing and unless otherwise specified herein shall be effective when received by registered mail, telex, facsimile or courier to such party at its address listed below:

         If to PMI:  P.M.I. Trading Ltd.
                     Avenida Marina Nacional No. 329
                     Torre Ejecutiva Piso 22
                     Mexico D.F., CP. 11311

                     Telex No.: 1773509
                     Facsimile No.: (525)227-0140/(713)567-0140
                     Attn: Director of Products

         If to RGPC, any of the Joint Venture Participants or MAPL:

                     c/o Mid-America Pipeline Company
                     1800 South Baltimore Avenue
                     Tulsa, Oklahoma 74119

                     Facsimile No.: 918-581-1470
                     Attn: President

or at such address as may be notified by one party to the other in the manner above provided. In the case of communications from RGPC relating to construction, copies shall be sent to Pemex by registered mail, telex, facsimile or courier at the address listed below:

                     Pemex Gas y Petroquimica Basica
                     Avenida Marina Nacional 329
                     Edificio B1, 7 Piso
                     11311 Mexico, D.F. Mexico

                     Facsimile No.: (525) 722-2500 ext. 22359
                     Attn: Manager of Projects and Construction

                                   ARTICLE 19

                                    HEADINGS

         All Article headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of any of the terms hereof.

                                   ARTICLE 20

                                   REFERENCES

         Unless otherwise specified, all Article and Exhibit references contained in this

Agreement are to the Articles hereof and the Exhibits hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives on the date first above written.


P.M.I. TRADING, LTD.                     RIO GRANDE PIPELINE COMPANY
                                         by  JUAREZ PIPELINE COMPANY,
                                              GENERAL PARTNER



/s/ EDUARDO MARTINEZ DEL RIO             /s/ R. T. CRONK
---------------------------------        ----------------------------------
By: Eduardo Martinez del Rio             By: R. T. Cronk
Title: General Director                  Title: President



AMOCO RIO GRANDE PIPELINE COMPANY        JUAREZ PIPELINE COMPANY



/s/ S. K. SETLIFF                        /s/ R. T. CRONK
---------------------------------        ----------------------------------
By: S. K. Setliff                        By: R. T. Cronk
Title: President                         Title: President


NAVAJO SOUTHERN, INC.                    MID AMERICA PIPELINE COMPANY



/s/ WILLIAM J. GRAY                      /s/ R. T. CRONK
---------------------------------        ----------------------------------
By: William J. Gray                      By: R. T. Cronk
Title: President                         Title: President

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